Exhibit (d)(36)(ii)

P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

VIA OVERNIGHT MAIL

May 24, 2012

Kerrianne Berneck

BlackRock Investment Management, LLC

800 Scudders Mill Road, 3A

Plainsboro, NJ 08536

Re:	Transamerica Large Cap Value (the “Fund”)
Notification of Name Change

Dear Ms. Berneck:

This serves as notification that, effective July 31, 2012, the Fund will be renamed Transamerica Large Company.

Please include this letter with any applicable agreement your firm may have with us, as there will be no formal individual amendment to our agreement. By signature response to this letter, BlackRock Investment Management, LLC confirms receipt and acknowledgement of this name change.

If you have any questions, please feel free to call me at 727-299-1836.

Sincerely,

/s/ Tanya L. Goins
Tanya L. Goins
Vice President and Senior Counsel
Transamerica Asset Management

Acknowledged and Agreed:

BlackRock Investment Management, LLC

By:	/s/ Kerri Berneck

Name:	Kerri Berneck

Title:	Vice President

Date:	6/12/12